EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Darden Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 33-93854, 333-41350 and 333-127046) and on Form S-8 (Nos. 333-57410, 333-91579, 333-69037, 333-105056, 333-106278, 333-124363, 333-122560, and 333-141651) of Darden Restaurants, Inc. of our reports dated July 18, 2007, with respect to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 27, 2007 and May 28, 2006, and the related consolidated statements of earnings, changes in stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the years in the three-year period ended May 27, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2007, and the effectiveness of internal control over financial reporting as of May 27, 2007, which reports are included in the 2007 Annual Report to Shareholders included as an exhibit to this annual report on Form 10-K of Darden Restaurants, Inc.

As discussed in Note 1 to the consolidated financial statements, during the year ended May 27, 2007, the Company changed its method of accounting for share-based compensation by adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and accounting for defined benefit pension and other postretirement plans by adopting Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

Orlando, Florida

July 18, 2007

Certified Public Accountants